Exhibit 99.1

Feihe International, Inc. Reports First Quarter 2013 Financial Results

BEIJING, May 15, 2013 — Feihe International, Inc. (NYSE: ADY; “Feihe International,” the “Company,” “we,” “us” and “our”), one of the leading producers and distributors of premium infant formula, milk powder, packed milk, and soybean, rice and walnut products in China, today announced financial results for the first quarter of 2013.

First Quarter 2013 Financial Highlights:

●	Revenue was $79.8 million in 1Q 2013, an increase of $16.9 million or 26.9% from $62.9 million in 1Q 2012, and a sequential increase of $4.3 million or 5.7% from $75.5 million in 4Q 2012.
➢	Sales from branded milk powder products were $76.4 million in 1Q 2013 vs. $59.4 million in 1Q 2012.
➢	Sales from packed milk products were $0.7 million in 1Q 2013 vs. $0.5 million in 1Q 2012.

●	Gross profit was $45.3 million, up $11.3 million or 33.2% from $34.0 million in 1Q 2012, and sequentially up $12.1 million or 36.4% from $33.2 million in 4Q 2012.

●	Gross profit margin was 56.8% vs. 54.0% in 1Q 2012.

●	Income from operations increased $11.5 million to $9.7 million in 1Q 2013 from a loss from operations of $1.8 million in 4Q 2012.

●	Net income was $10.6 million in 1Q 2013, increased $2.3 million or 27.7% from $8.3 million in 1Q 2012, and increased $11.0 million from net loss of $0.4 million in 4Q 2012.

●	Diluted net income per share of common stock (“EPS”) was $0.53 in 1Q 2013 vs. $0.40 in 1Q 2012 and a loss per share of $0.02 in 4Q 2012.

Mr. Leng You Bin, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to issue our first quarter 2013 financial results today. The increased sales of Feihe branded milk powder, our higher margin products, demonstrate better market recognition and brand awareness. This is a good start for the next fifty years for Feihe International, Inc. We will continue to concentrate on producing premium quality milk powder from secured raw milk sources.”

The Company’s revenue was $79.8 million in the first quarter of 2013, an increase of approximately $16.9 million, or 26.9%, from approximately $62.9 million in the first quarter of 2012. This increase was primarily due to an increase in sales of milk powder of approximately $17.0 million and sales of packed milk of approximately $0.3 million, offset by a decrease in sales of raw milk powder of approximately $0.3 million and rice cereal of $0.4 million.

The Company’s gross profit was $45.3 million in the first quarter of 2013, up $11.3 million, or 33.2%, from $34.0 million in the first quarter of 2012, and sequentially up $12.1 million, or 36.4%, from $33.2 million in the last quarter of 2012. Gross margin for the first quarter of 2013 was 56.8% compared to 54.0% in the first quarter of 2012. This increase was primarily attributable to a general increase in the gross profits of all of our milk powders.

Sales and marketing expenses increased approximately $11.7 million, or 62.2%, from approximately $18.8 million for the first quarter of 2012 to approximately $30.5 million for the first quarter of 2013. This increase was primarily related to increases in advertisement fees of approximately $3.1 million, or 114.8%, from approximately $2.7 million for the first quarter of 2012 to approximately $5.8 million in the first quarter of 2013. Marketing promotion expenses increased approximately $2.3 million, or 29.1%, from approximately $7.9 million for the first quarter of 2012 to approximately $10.2 million in the first quarter of 2013. Staff cost of promoters and marketing staff increased approximately $4.6 million, or 82.1%, from approximately $5.6 million for the first quarter of 2012 to approximately $10.2 million in the first quarter of 2013.

The Company had income from operations of approximately $9.74 million in the three month period ended March 31, 2013, representing an increase of approximately $0.03 million, or 0.31%, from approximately $9.71 million in the three month period ended March 31, 2012.

The Company’s net income attributable to the Company for the first quarter of 2013 was $10.6 million, or diluted EPS of $0.53, up $2.4 million, or 29.3%, from the net income of $8.2 million or diluted EPS of $0.40 in the first quarter of 2012, and a significant increase from a net loss of $446,000 or diluted loss per share of $(0.02) in the fourth quarter of 2012.

As of March 31, 2013, the Company had cash and cash equivalents of approximately $14.9 million and total current assets of approximately $221.6 million, compared to cash and cash equivalents of $9.8 million and total current assets of $194.8 million as of March 31, 2012. The Company had a working capital of approximately $46.6 million as of March 31, 2013 compared with $18.6 million as of March 31, 2012.

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We are pleased with our first quarter financial results. Our net income and EPS demonstrate our efforts to expand sales of higher margin products and improve the efficiency of our distribution network. In particular, sales of milk powder was $76.4 million compared to $59.4 million in the same period of last year and sales of our Feifan series was $49.3 million compared to $38.0 million in the first quarter of 2012. We will continue to focus our efforts on the sales of higher margin products.”

About Feihe International, Inc.

Feihe International, Inc. (NYSE: ADY) is one of the leading producers and distributors of premium infant formula, milk powder, packed milk and soybean, rice and walnut products in the People’s Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe International is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Gannan, Longjiang, Shanxi. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, five production facilities with an aggregate milk powder production capacity of approximately 2,020 tons per day and an extensive distribution network that reaches over 105,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT

In the U.S.:  renyi@feihe.com

In China:  Renee Ren
                 +861084574688 x8810

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2013	2012
	US$	US$
Assets
Current assets:
Cash and cash equivalents	14,892,735	40,425,310
Restricted cash	1,465,359	8,081,061
Trade receivables, net of allowance for doubtful accounts of $1,459,309 and $1,454,741, as of March 31, 2013 and December 31, 2012, respectively	18,952,195	24,535,601
Notes and loans receivable, net of allowance for doubtful accounts of $3,350,056, as of March 31, 2013 and December 31, 2012, respectively	—	—
Due from related parties	24,075	20,191
Advances to suppliers	12,956,338	14,805,607
Inventories, net	29,137,477	30,838,292
Prepayments and other current assets	37,352	43,779
Recoverable value-added taxes	1,393,997	1,269,443
Loans and advances to third parties	60,879,155	30,473,435
Consideration receivable	75,907,867	78,274,528
Deferred tax assets	3,425,598	3,425,598
Investment in mutual funds – available-for-sale	119,483	117,210
Assets held for sale	2,416,333	2,408,770
Total current assets	221,607,964	234,718,825

Investments:
Investment at cost	289,821	288,914
	289,821	288,914
Property, plant and equipment:
Property, plant and equipment, net	113,265,430	114,990,808
Construction in progress	21,021,622	17,996,885
	134,287,052	132,987,693
Other assets:
Advances to suppliers – non-current	11,989,369	10,149,090
Long term loan receivables	79,266,427	79,018,330
Deferred tax assets – non-current	730,163	2,568,642
Prepaid leases for land use rights	16,429,133	16,524,390
Total assets	464,599,929	476,255,884

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	—	7,996,533
Short term bank loans	61,828,779	63,240,345
Accounts payable	41,237,423	41,115,131
Accrued expenses	10,779,092	14,193,225
Income tax payable	2,393,860	2,128,545
Advances from customers	16,225,424	15,092,328
Due to related parties	138,524	55,276
Advances from employees	80,023	225,835
Employee benefits and salary payable	10,668,699	9,758,312
Other payables	25,464,200	38,683,732
Current portion of long term bank loans	6,023,349	6,004,497
Current portion of capital lease obligation	139,973	137,722
Total current liabilities	174,979,346	198,631,481

Capital lease obligation, net of current portion	301,756	296,856
Other long term loans	59,222,577	59,222,577
Unrecognized tax benefits – non-current	12,193,729	12,026,563
Deferred income	4,254,460	4,320,779
Total liabilities	250,951,868	274,498,256

Commitments and contingencies (see Note 21)

Equity
Common stock (US$0.001 par value, 50,000,000 shares authorized; 19,784,291 shares issued and outstanding as of March 31, 2013 and December 31, 2012)	19,784	19,784
Additional paid-in capital	61,762,731	61,284,217
Common stock warrants	1,774,151	1,774,151
Statutory reserves	13,450,739	13,450,739
Accumulated other comprehensive income	46,343,337	45,487,528
Retained earnings	90,297,319	79,741,209
Total shareholders’ equity	213,648,061	201,757,628
Total liabilities and equity	464,599,929	476,255,884

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	Three months ended March 31,
	2013	2012
	US$	US$
Sales	79,753,773	62,936,077

Cost of goods sold	(34,418,752)	(28,957,473)

Gross profit	45,335,021	33,978,604

Operating expenses:
Sales and marketing	(30,497,803)	(18,768,178)
General and administrative	(5,251,069)	(5,590,235)
Total operating expenses	(35,748,872)	(24,358,413)

Other operating income, net	158,262	90,454

Income from operations	9,744,411	9,710,645

Other income (expenses):
Interest income	44,365	23,473
Interest and finance costs	(828,942)	(1,145,953)
Government subsidy	5,146,154	1,561,348
Income before income tax expenses and noncontrolling interests	14,105,988	10,149,513

Income tax expenses	(3,549,878)	(1,882,901)
Net income	10,556,110	8,266,612
Net income attributable to noncontrolling interests	—	(24,209)
Net income attributable to common shareholders of Feihe International, Inc.	10,556,110	8,242,403

Net income	10,556,110	8,266,612
Other comprehensive income, net of tax
Foreign currency translation adjustments	853,909	(130,439)
Change in fair value of available for sale investments	1,900	2,661
Other comprehensive income	855,809	(127,778)

Less: comprehensive income attributable to the noncontrolling interest	—	(24,216)
Comprehensive income attributable to common shareholders of Feihe International, Inc.	11,411,919	8,114,618

Net income per share of common stock
Basic	0.53	0.40
Diluted	0.53	0.40

Net income per share of redeemable common stock
Basic	—	0.40
Diluted	—	0.40

Weighted average shares used in calculating net income per share of common stock
Basic	19,784,291	19,714,291
Diluted	19,784,291	19,714,291

Weighted average shares used in calculating net income per share of redeemable common stock
Basic	—	879,809
Diluted	—	879,809